Exhibit 10.1

FIRST AMENDMENT TO ECONOMIC DEVELOPMENT AGREEMENT

This FIRST AMENDMENT TO ECONOMIC DEVELOPMENT AGREEMENT (this “Amendment”) is hereby made and entered into and effective as of the 26th day of September, 2023, by and among Rivian Horizon, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), the State of Georgia (the “State”) acting by and through the Georgia Department of Economic Development (the “GDEcD”); and the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County, a public body corporate and politic of the State of Georgia (the “JDA”). Rivian Automotive, LLC (“Rivian Automotive”) has executed this Agreement in order to agree to those provisions which are applicable to it. The above-referenced entities may from time to time be referred to individually as a “Party” and collectively as the “Parties,” and the public entities may from time to time be referred to as the “Public Parties.” Capitalized terms used and not defined herein shall have the meanings set forth in the Original EDA.

RECITALS
WHEREAS, the Parties have previously entered into that certain Economic Development Agreement dated as of May 2, 2022 (the “Original EDA”) with respect to a project to be undertaken by the Company within Morgan County and Walton County, Georgia;
WHEREAS, the Parties have worked diligently and cooperatively to fulfill their respective obligations under the Original EDA, and have made substantial progress in meeting the requirements of the Original EDA, including the following: (i) the State and JDA have acquired and assembled all of the individual properties for the Project Site, consisting of approximately 1,943 acres, as required by Section 2.1(a) and Section 2.3(a) of the Original EDA, (ii) the JDA and the Company have completed the due diligence activities on the Project Site as contemplated by Section 2.2 of the Original EDA, (iii) the JDA has completed the abandonment of certain roads on the Project Site, as provided in Section 2.3(d) of the Original EDA, (iv) the State and the JDA have entered into the State Lease as required by Section 2.3(g) of the Original EDA, (v) the JDA is managing the clearing and grading work for the Project Site, which is currently underway and on schedule, (vi) relevant permits have been obtained, (vii) all mitigation credits have been purchased, (viii) the advisory committees were formed, met and provided input, (ix) the Project Bonds have been judicially validated as required by Section 5.2(a)(vi) of the Original EDA, (x) the Company is internally preparing to commence construction on a timeline to meet its job and investment obligation as modified in this Amendment, (xi) all occupants on the Project Site have vacated and no longer have rights to access the Project Site and all leases for any portion of the Project Site have been terminated in compliance with Section 5.2(a)(xi), and (xii) the Project Site has been assembled into a single parcel and further subdivided and accordingly the Project Site is now 1,744.243 acres;
WHEREAS, the Original EDA may be amended from time to time with the written consent of the Parties described in or affected by the provision to be changed, and
WHEREAS, the Parties wish to amend the Original EDA in order to solidify and confirm their commitments to develop the Project, and to respond to changed circumstances and developments with respect to the Project since the execution of the Original EDA, which amendments will result in each Party making additional commitments, foregoing rights, granting waivers, or providing concessions representing good and valuable consideration for such amendments.

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NOW, THEREFORE, in consideration of the public interest, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt, mutuality and sufficiency of all of which is hereby acknowledged, the Parties agree as follows:

1.Definitions. (a) The Original EDA is hereby amended by adding the following defined terms to the “DEFINITIONS” section of the Original EDA in appropriate alphabetical order:

“Additional Grading Plan” has the meaning set forth in Section 2.4(a) below.
“Additional Grading Work” has the meaning set forth in Section 2.4(a) below.
“Bond Appeal” has the meaning set forth in Section 3.6(c) below.

“Change Order” has the meaning set forth in Section 2.4(a) below.

“Comprehensive Grading Work” has the meaning set forth in Section 2.4(a) below.

“T&H” has the meaning set forth in Section 2.4(a) below.
(b)    The definition of “Affiliate” is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

"Affiliate" means an entity which is a direct or indirect subsidiary of the Company or Guarantor, a company at least 50% of the equity ownership of which is held by the Company or Guarantor, or a direct or indirect subsidiary thereof, or a company which directly or indirectly is under common control with the Company or Guarantor.

(c)    The following defined terms together with their respective definitions are hereby deleted from the “DEFINITIONS” section of the Original EDA:

“Grading Work”

“Outside Closing Date”

“Total Site Preparation Budget”

2.Dates for Performance of Jobs and Investment Commitments. Each of Section 1.1, Section 1.2(b), and Section 1.2(c) of the Original EDA is hereby amended by deleting each reference therein to “December 31, 2028” and replacing such date with “December 31, 2030.” The “Years” column of the Commitment Table located at Exhibit F of the Original EDA is hereby amended by deleting the reference to years “2028-2047” and replacing such reference with “2030-2047.” For the sake of clarity, the Parties’ intent is to change any reference to December 31, 2028 in the body of the Original EDA to December 31, 2030. The Company’s jobs and investment goals set forth in the Original EDA otherwise remain in full force and effect.

3.Adjustments to Exhibit F, Exhibit F-1 and Exhibit F-2. (a) Exhibit F to the Original EDA is hereby amended by:

(i)deleting in its entirety the last paragraph on page F-3, and inserting in lieu thereof the following:

“In the event a Recoupment Payment is owed with respect to the first year of the Performance Period (2030), additional Recoupment Payments shall be calculated

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and owed for the prior five years (2025-2029) using the same Average Attainment Percentage calculated for 2030. In that event, the total amount owed by the Company by April 1, 2031 shall be the total of all six (6) of such Recoupment Payments for years 2025-2030.”;

(ii)deleting the reference to “$46,737,753” on page F-4 and replacing such reference with “$64,805,878”;

(iii)deleting the reference to “March 1, 2029” on page F-4 and replacing such reference with “March 1, 2031”;

(iv)deleting in its entirety footnote 2 on page F-4 and inserting in lieu thereof the following:

“2 Consistent with the result of the Bond Appeal, Estimated Annual Property Tax Savings will be calculated as follows: For each year in which a Recoupment Payment or a Special Recoupment Payment is owed, the Company will prepare and submit to the JDA, together with its Annual Report, a pro-forma return of real property on Georgia Department of Revenue Form PT-50R with respect to that portion of the Project consisting of real property. The Company shall then determine, using then applicable millage rates, the amount of ad valorem property tax which would be owed by the Company if it were the fee simple owner of such components of the Project consisting of real property rather than the JDA (the “Estimated Tax Amount”). The Estimated Annual Property Tax Savings for such year shall be the Estimated Tax Amount less any regularly scheduled PILOT Payments actually paid by the Company (after applying credits to PILOT Payments as provided in the Rental Agreement) in such year. The Company will then use the Estimated Annual Property Tax Savings in its calculation of the Recoupment Payment in the Annual Report. The forms submitted by the Company shall be complete and accurate, and the forms and calculations made hereunder shall be subject in all respects to review and confirmation by the JDA and the Assessing BOA. The Company will provide to the JDA and the Assessing BOA such additional information as may be reasonably requested in order to determine the accuracy of such pro-forma returns and calculations. The JDA shall provide the Company all millage rate information necessary to complete the calculations upon request.”

(b)    Exhibit F-1 to the Original EDA is hereby amended by deleting the second to last paragraph on page F-1-2 in its entirety and inserting in lieu thereof the following:

“[The Recoupment Payment is owed with respect to the initial year of the Performance Period (2030), and accordingly, the Company has calculated Recoupment Payments for each of the years 2025-2030 using the same Average Attainment Percentage calculated for 2030, resulting in a total Recoupment Payment of $____________.]”

(c)    Exhibit F-2 is hereby amended by (i) deleting all references to “2030” therein and replacing each of such references with “2032”and (ii) deleting the references to “7,200,000” and “$10,000,000” in Example C and replacing such references with “$117,868,232” and “$163,705,878” respectively.

4.Adjustment to Purchase Option Date. Section 3.6(h) of the Original EDA is hereby amended by deleting both references therein to “January 1, 2042” and replacing both such references with “January 1, 2044”.

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5.Grading of Facility Site. Section 2.4(a) of the Original EDA is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“(a)    Clearing and Grading. The JDA initially contracted for the clearing, grubbing and mass grading of a pad site originally estimated as a 500-acre portion of the Facility Site shown on the Exhibit A-11-1 (the “Current Grading Plan”). Grading on the Facility Site commenced in October of 2022. Actual site conditions discovered during the course of such grading work and additional due diligence have necessitated expanding the area of the Facility Site to be graded by approximately an additional 180 acres (the “Additional Grading Work”) in order to better stabilize the site. The plan for the Additional Grading Work prepared by Thomas & Hutton Engineering, Inc. (“T&H”) at the direction of the JDA is attached hereto at Exhibit A-11-2 (the “Additional Grading Plan”). The grading contemplated under the Current Grading Plan and the Additional Grading Plan shall collectively be referred to as the “Comprehensive Grading Work.” The State shall pay for the costs associated with all work described in the Current Grading Plan. The State and the Company have agreed to reallocate the sum of $10,000,000 from the Project Development Grant to the JDA Grant to pay the costs of the Additional Grading Work, including the costs of contract administration, construction oversight, engineering, site stabilization, insurance, and grading contractor costs associated with performance of the Additional Grading Work set forth on the Additional Grading Plan, and shall use such reallocated sum to pay costs of the Additional Grading Work. In the event there are changes in scope or costs for the Additional Grading Work which exceed the reallocated sum of $10,000,000, the JDA shall require T&H to provide a copy of the change order which addresses the work required to be done in connection with such changes (a “Change Order”) to the State, JDA and the Company no later than ten days prior to the JDA’s regular monthly meeting which is the fourth Tuesday of each month. The State and the Company shall have four (4) days to approve or reject the applicable Change Order, or the Change Order shall be deemed rejected and will not be included on the JDA’s agenda for consideration. If the Change Order is approved by the State and Company within the required timeframe, the JDA shall include it in its meeting packet distributed to JDA members the Thursday prior to its meeting and on its agenda for consideration at its monthly meeting on the fourth Tuesday. Upon approval of a Change Order by the State, JDA and the Company, the Company shall bear any costs in excess of the reallocated sum of $10,000,000 for the Additional Grading Work as set forth in such approved Change Order. In the event of an approved Change Order with respect to the Additional Grading Work, the State (at the Company’s request after consultation with the JDA and State), will reallocate additional funds from the Project Development Grant to the JDA Grant, or alternatively the Company may pay for such costs from its own sources. The Comprehensive Grading Work shall be performed in accordance with the standards and specifications agreed to by the Parties and within the locations set forth in the Current Grading Plan and Additional Grading Plan. The JDA will cause to be included in the contract for the Comprehensive Grading Work a liquidated damages clause with terms determined by the JDA in reasonable consultation with the Company. The contract for the Comprehensive Grading Work shall make the Company a third-party beneficiary with regard to the warranties and indemnities set forth therein as well as the enforcement of the liquidated damages clause, and the Company shall be entitled to receive any amounts recovered as a result of its efforts to enforce the liquidated damages clause and the JDA’s efforts to enforce the liquidated damages clause, after payment of or reimbursement to the JDA of any third-party costs or expenses

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of such efforts, including reasonable attorneys’ fees. The JDA and the State shall use their commercially reasonable efforts to cause the Comprehensive Grading Work to be completed by December 31, 2023. If the Comprehensive Grading Work is not completed by the date which is ninety (90) days after December 31, 2023, then the Company, upon written notice to the JDA and the State, shall have the right to complete the Comprehensive Grading Work at its sole cost and expense.

Further, Section 2.4(b) of the Original EDA is amended by deleting clause (i) thereof in its entirety and replacing the same with “(i) [reserved],”.

6.Replacement Exhibits. The Original EDA is hereby amended by deleting each of the following exhibits in its entirety and inserting in lieu thereof the exhibit attached to this Amendment having the same number or designation as the deleted exhibit:

a.Exhibit A-10-3;
b.Exhibit A-11-2;
c.Exhibit D; and
d.Exhibit D-1.

7.Road Improvements. Section 2.4(d) of the Original EDA contemplated that post execution of the Original EDA, the Parties would add a new Exhibit A-10-4 to the Original EDA. Therefore, the Parties amend the Original EDA by adding a new Exhibit A-10-4 which is attached to this Amendment.

8.Closing Conditions. Section 5.2 of the Original EDA is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“5.2    Conditions Precedent to Closing.
(a)    The Company’s obligation to consummate the Closing is expressly conditioned upon the satisfaction or waiver of the following:

(i)    All representations and warranties of the Public Parties set forth in Section 5.1 above shall be true and correct as of the Closing Date as if made on the Closing Date;

(ii)    No event of default beyond any applicable notice and cure periods on the part of the Public Parties has occurred and is continuing hereunder as of the Closing Date;

(iii)    The Title Company is irrevocably committed to issue the Title Policy and the Public Parties have delivered any documents reasonably requested by the Title Company in order for the Title Company to issue the Title Policy in accordance with the terms hereof;

(iv)    The Public Parties have provided written confirmation to the Company that all funds allocated by the Public Parties pursuant to Section 1.3(d) above to perform all of the Public Parties’ respective obligations hereunder remain available in all respects as of the applicable Closing Date, to the extent not previously expended;

(v)There is no litigation pending or threatened with respect to the Project Site which (A) has resulted in a final order to the effect that the Project

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Site is subject to local zoning codes or building ordinances while such Project Site is owned by the State, leased to the JDA, and rented to the Company, (B) would have a material impact on the ability of the Company or the Public Parties to perform their obligations hereunder (other than litigation relating to development or permitting of the Project), or (C) otherwise materially and adversely affects the ability of the Parties to develop the Project (including, without limitation, permitting), as described herein; provided that with respect to this subsection (C) to the extent that (i) the State has assumed the responsibility and cost of defending any such litigation, (ii) the State is actively and vigorously defending any such pending litigation, and (iii) no injunctive relief has been granted by any court of competent jurisdiction as part of such litigation which impacts the ability of the Company to actively construct, develop or use the Project, then this closing condition shall be deemed satisfied with respect to such pending or threatened litigation;

(vi)All federal authorizations and the Wetland Permit required by §404 of the Clean Water Act, 33 U.S.C. §1251 et seq. (1972), as amended, which are necessary in order to undertake and complete the Comprehensive Grading Work as shown on Exhibit A-11-1 and Exhibit A-11-2 and to develop the Project in accordance with the Current Site Plan have been obtained, the Wetland Mitigation credits have been purchased, and such Wetland Permit does not contain conditions which delay the commencement or continuation of the Comprehensive Grading Work by more than 120 days; and

(vii)The Company and the Public Parties shall have agreed upon the form of all customary documents, including without limitation the Definitive Documents, necessary and reasonable for the consummation of the transactions contemplated by this Agreement, including the Rental Agreement and all documents related to the Project Bonds.

(b)     The Public Parties’ obligation to consummate the Closing is expressly conditioned upon the satisfaction or waiver of the following:

(i)    No event of default beyond any applicable notice and cure periods on the part of the Company has occurred and is continuing as of the Closing Date; and

(ii)    The Company shall have paid all fees and expenses of the Project Bonds as set forth herein, and all other fees and expenses of the JDA as required by Section 3.6(c) hereof to be paid on or prior to the Closing; and.

(iii)    The Company and the Public Parties shall have agreed upon the form of all customary documents, including without limitation the Definitive Documents, necessary and reasonable for the consummation of the transactions contemplated by this Agreement, including the Rental Agreement and all documents related to the Project Bonds.

9.Closing. The following additional amendments are made to the Original EDA relative to the Closing:
a.Section 5.3 of the Original EDA is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

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“5.3    Closing. The closing of the transactions contemplated by the Project Bonds and the Rental Agreement with respect to the Facility Site (the “Closing”) shall take place in Atlanta, Georgia at the offices of Smith, Gambrell & Russell, LLP, 1105 West Peachtree Street, N.E., Suite 1000, Atlanta, Georgia 30309, at such time, date or place, subject to Section 5.4, as the Company and the Public Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. Such Closing is anticipated to occur on or about November 1, 2023.

10.Costs and Expenses. Section 3.6(c) of the Original EDA is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following:
“(c)    Transaction Costs.

(i)    The Parties hereto acknowledge that the validation of the Project Bonds was the subject of litigation which has been successfully concluded (the appeal of Case No. 2022-SU-CA-128, the “Bond Appeal”). The Company will reimburse the State and JDA for all fees and costs associated with the Bond Appeal on the earlier of (A) the Closing, or (B) December 31, 2023.

(ii)    The Company shall be responsible for all transactional costs related to the issuance of the Project Bonds. Such transaction costs include, without limitation: (A) reasonable legal fees and disbursements of Bond Counsel related to the closing of the issuance of the Project Bonds and the preparation and distribution of this Agreement and of transcripts and (B) the reasonable fees and disbursements of the JDA’s Issuer’s Counsel related to the transaction. All of such costs shall be paid or reimbursed on the earlier of (i) the Closing, or (ii) December 31, 2023. In the event that Closing occurs after December 31, 2023, the Company will pay any additional transactional costs incurred between January 1, 2024 and such Closing.

(iii)    The Company will pay all costs incurred by the JDA associated with the negotiation and preparation of all amendments to this Agreement on an ongoing basis upon receipt of invoices for the same. Such payments will be made within sixty (60) days of receipt of invoices.

(iv)    Upon the issuance of the Project Bonds, the Company will pay the $4,500,000 issuance fee to the JDA as provided in Section 3.6(m).

(v)    Fees or expenses paid by the Company to the State or JDA are not subject to reimbursement by the State or JDA for any reason.

11.Termination Rights. (a) Section 5.4 of the Original EDA is hereby amended as follows:

i.adding “or” and “;” in subsection (b);
ii.deleting “; or” at the end of Section 5.4(c) and replacing it with “.”; and
iii.deleting subsection (d) in its entirety.

(b)A new Section 5.6 is added as follows:

“5.6    Termination Option after Closing.    This Agreement and any amendments thereto any of the other documents entered into in accordance with

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the terms herein, including, without limitation, any Definitive Documents, (collectively, the “EDA Documents”) shall be terminated upon delivery of written notice from the Company to the State and the JDA in the event that either (i) the State fails to provide to the Company by February 15, 2024 reasonable assurances, that the Company’s use of the property is exempt from local zoning and ordinances as a result of ownership of the Project Site by the State, or (ii) the Loan is denied by the Lender for any reason provided in connection with a termination notice related to a Loan denial the Company makes a payment to the State of the sum of $25,000,000 and payment to the JDA of the sum of $5,000,000. The Company must provide notice of any termination under this Section 5.6 above not later than April 1, 2024 in the case of a termination under clause (i) above, and not later than December 31, 2024, in the case of a termination pursuant to clause (ii) above, and each such termination right shall expire if not exercised and noticed by the applicable date. Upon a termination by the Company pursuant to clause (ii) above, the Company shall, at the request of the State and JDA, either (at the Company’s election after consultation with the State and JDA): (A) complete any vertical building improvements on the property to a shell state and provide corresponding architectural plans, or (B) remove improvements made by the Company to the Project Site such that the Project Site has been restored to the condition delivered to the Company. Upon a termination pursuant to clause (i) above, the Company shall not be required to conduct any removal or restoration activities on the Project Site. The Company’s obligation to pay any fees and costs hereunder which are then due and payable will survive any termination of the EDA due under this Section 5.6. In addition, the obligations set forth in Sections 3.6(c), 7.2, 7.6, 7.12, 7.15 and 7.16 hereof shall survive any termination pursuant to this Section 5.6. Except as otherwise specifically provided in this Section, upon any termination of the EDA pursuant to this Section 5.6, the EDA and the EDA Documents shall all be deemed terminated in all respects and none of the provisions therein shall survive. Capitalized terms used in this Section and not defined herein shall have the meanings set forth in the First Amendment to Economic Development Agreement dated September ___, 2023 among the Parties.”

12.Relationship among Parties. A new Section 7.25 is added to the Original EDA as follows:

“Section 7.25     No Agency or Employment Relationship. The Parties acknowledge and agree that this Agreement is not intended to create, and does not create (nor has it created), any partnership, joint venture, agency, fiduciary, employment, or other relationship among the Parties, beyond the relationship of independent parties to a commercial contract. No Party is or has been the agent, fiduciary, contractor, or employer of the other Party nor does any Party have, nor has any Party had, any power to bind the other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Party. The Parties acknowledge and agree that the Company is not controlling or directing, and the Company has not controlled or directed, the Public Parties or their contractors with respect to the performance of Site Infrastructure Work or related activities nor are any of the Public Parties a contractor of the Company with respect to the Site Infrastructure Work or related activities.”

13.Potential Financing. The Company may seek a loan (a “Loan”) from a lender reasonably acceptable to the State and JDA (private banks rated A- or above by S&P or local, State or Federal government lenders are deemed acceptable to the State and JDA) (a “Lender”), in order to provide an additional source of financing for the development and construction of the Project. The Company acknowledges that under the Original EDA, as amended hereby, and the

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Rental Agreement, as applicable, the consent of the JDA and the State is required with respect to any assignment or pledge by the Company of its interest in the Project to the Lender. The State and the JDA agree to reasonably cooperate with the Company and the Lender in establishing and accommodating the Loan, provided that the Company (i) shall keep the State and JDA reasonably informed with respect to its progress and the expected timing for execution of the Loan, (ii) shall use commercially reasonable efforts to obtain the Loan, and (iii) shall use commercially reasonably efforts to obtain the Lender’s cooperation in addressing any concerns of the State or JDA related to contractual protections and restrictions provided under the EDA and the other Definitive Documents for the benefit of the State and the JDA that would be impacted by the Loan. The State and the JDA each hereby agrees, subject to the provisions of this Section, (i) to pledge, assign and/or subordinate any security or other interest in the Project, other than the underlying land constituting a part of the Project, in favor of the Lender in connection with any Loan requiring such pledge, assignment and/or subordination, and (ii) to consent to the collateral assignment by the Company of the Company’s interest in the Rental Agreement and the EDA to the Lender as collateral for the Loan, and to execute documents reasonably and mutually acceptable to the Lender, State and JDA to effectuate the same, and (iii) to consent to and execute a recognition and attornment agreement reasonably acceptable to the State and JDA with respect to the Rental Agreement. Notwithstanding the foregoing, in all cases, any such pledge agreement, subordination agreement, attornment agreement or assignment by the JDA shall be made subject to the “Reserved Rights” of the JDA as defined in the Bond Resolution adopted by the JDA on April 26, 2022, and such Reserved Rights shall in no event be subordinated. In no event shall the State or the JDA pledge, assign, subordinate or otherwise encumber any of their respective interests in the underlying land constituting the Project Site as collateral for the Loan. The State and JDA agree to revise or amend the EDA or the Rental Agreement, as applicable, and the other Definitive Documents, as reasonably requested by the Company or Lender; provided however, that the Company will be responsible for any and all costs and expenses of the JDA and the State, whenever incurred, associated with any such amendments.

In the event the Company closes a Loan with a Lender consistent with the terms set forth above, then as collateral for its obligations to make Recoupment Payments and Special Recoupment Payments under the Original EDA, as amended, the Company or an Affiliate shall provide to the JDA (for the benefit of the JDA and the State as provided in Schedule F of the EDA, as amended) not later than January 1, 2031 an irrevocable letter of credit or other liquid collateral reasonably acceptable to the JDA and the State (the “Collateral”) as more fully set forth below. For the avoidance of doubt, no Collateral shall be required if there is no Loan with a Lender. The Collateral shall be in the initial amount of $45,000,000 on January 1, 2031, and shall remain in place in that amount until January 1, 2032, at which point the Collateral will be reduced to $30,000,000. The Collateral will then remain in place in such amount until January 1, 2043, at which point the Collateral amount will be further reduced to $25,000,000. The Collateral will remain in place in such amount for the remainder of the Performance Period. If at any time during the Performance Period, the Company achieves an Average Attainment Percentage that equals or exceeds 125% for a period of three (3) consecutive calendar years, then the Collateral amount required hereunder will be reduced to $0. Upon any default by the Company in making Recoupment Payments or Special Recoupment Payments, the JDA will have the right to draw on the Collateral, in its sole discretion, in the amount owed and unpaid by the Company, without further authorization or consent of the Company. In such event, the draw will be the JDA’s exclusive remedy with respect to such payments and the JDA may not exercise other remedies hereunder with respect to such payments, or otherwise, so long as the draw is sufficient to cover the entire Recoupment Payment or Special Recoupment Payment owed, and so long as the Collateral is reinstated or replenished as provided below. In the event of a draw on the Collateral, the Company shall reinstate or replenish the Collateral in full within ninety (90) days of such draw. Failure to provide the Collateral, or to replenish and reinstate the Collateral,

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in each case as set forth above, shall be an immediate event of default under the Original EDA, as amended, as well as the Rental Agreement.

14.Effect of Bond Appeal. The Parties each acknowledge the effect of the validation order issued by the Superior Court of Morgan County on August 15, 2023 with respect to the Project Bonds (the “Validation Order”), which Validation Order reflects the determination of the Georgia Court of Appeals that the interest of the Company in those components of the Project consisting of personal property will not constitute a bailment for hire, but will be subject to local ad valorem taxation. To the extent of any conflict between the Validation Order and the provisions of the EDA or any Definitive Documents, the Validation Order will control.

15.Entire Agreement. The Original EDA, as amended hereby, contains the entire agreement of the parties hereto with respect to the matters addressed thereby, and may not be amended except in a writing making reference thereto and signed by all Parties.

16.Effect of Agreement. The changes made by this Amendment shall be effective as of the date hereof. Except for the amendments set forth above, the Original EDA shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Original EDA and this Amendment shall be construed together as a single instrument. In the event of any conflict between the terms of the Original EDA and the terms of this Amendment, the terms of this Amendment will control. Any reference to the “Agreement” referred to in the Original EDA or in any certificate, instrument or other document delivered pursuant thereto shall mean the Original EDA as amended hereby, and as may be amended, supplemented or otherwise modified in writing hereafter. The Original EDA, as amended hereby, is hereby ratified and reaffirmed.

17.Representations and Warranties of Company. The Company hereby represents and warrants in favor of the Public Parties as follows:

(a)    No Default or Event of Default under the Original EDA as amended hereby, has occurred and is continuing following the effectiveness of this Amendment.

    (b)    The Company and its officers have the power and authority to enter into this Amendment and do all acts and things as are required or contemplated hereunder to be done, observed and performed by it.

    (c)    This Amendment has been duly authorized, validly executed and delivered by one or more officers of the Company, and this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

    (d)    The execution and delivery of this Amendment does not and will not require the consent or approval of any regulatory authority or governmental agency or authority having jurisdiction over the Company other than those which have already been obtained or given, nor is it in contravention of or in conflict with the organizational documents of the Company, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Company is a party or by which its assets or properties are or may become bound.

18.Representations and Warranties of Public Parties. Each of the Public Parties hereby represents and warrants for itself in favor of the Company as follows:

(a)    No Default or Event of Default under the Original EDA as amended hereby, has occurred and is continuing following the effectiveness of this Amendment.

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(b)    Each of the Public Parties and its respective officers have the power and authority to enter into this Amendment and do all acts and things as are required or contemplated hereunder to be done, observed and performed by it.

(c)    This Amendment has been duly authorized, validly executed and delivered by one or more officers of each of the Public Parties, and this Amendment constitutes the legal, valid and binding obligation of each of the Public Parties, enforceable against it in accordance with its terms.

(d)    The execution and delivery of this Amendment does not and will not require the consent or approval of any regulatory authority or governmental agency or authority other than those which have already been obtained or given, nor is it in contravention of or in conflict with the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any of the Public Parties is a party or by which its assets or properties are or may become bound.

19.Counterparts. This Amendment may be entered into in multiple counterparts.

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IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Economic Development Agreement as of the date first written above.

    RIVIAN HORIZON, LLC
By:    /s/ Robert J. Scaringe
Robert J. Scaringe
CEO
DEPARTMENT OF ECONOMIC DEVELOPMENT; STATE OF GEORGIA
By:    /s/ Pat Wilson
Pat Wilson
Commissioner
JOINT DEVELOPMENT AUTHORITY OF JASPER COUNTY, MORGAN COUNTY, NEWTON COUNTY AND WALTON COUNTY
By:    /s/Jerry Silvio
Chairman
Attest:
By:    /s/ Bob Hughes
Secretary
[Signature Page to First Amendment to Economic Development Agreement]

SGR/42265002.9

The undersigned agrees to and acknowledges this First Amendment to Economic Development Agreement and reconfirms the specific commitments and agreements made by it in Section 7.24 of the Original EDA.

    RIVIAN AUTOMOTIVE, LLC
By:    /s/ Robert J. Scaringe
Robert J. Scaringe
CEO

SGR/42265002.9